Exhibit 10.19

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 7th day of May, 2013 (the "Effective Date"), and is by and between David L. Cohen, an individual residing at the address listed in Exhibit A ("Employee"), and Vringo, Inc., a Delaware corporation with principal offices located at 780 3rd Avenue, 15th Floor, New York, NY 10017 (the "Company").

WHEREAS, the Employee desires to continue to be employed by the Company as its Chief Legal and Intellectual Property Officer under the terms set forth herein and the Company wishes to continue to employ Employee in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Employee hereby agree as follows:

1.                  Employment and Duties.

(a)                Subject to the terms of this Agreement, the Company agrees to employ, and Employee agrees to serve, as its Chief Legal and Intellectual Property Officer. The duties and responsibilities of Employee shall include the duties and responsibilities normally associated with such positions and such other duties and responsibilities consistent with such positions as the Company's Chief Executive Officer may from time to time reasonably assign in good faith to Employee. At all times during the term of this Agreement, the Employee shall report directly to the Chief Executive Officer ("CEO").

(b)               Employee shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) performing services for such other companies as the Company may designate or permit, (ii) serving, with the prior written consent of the CEO, which consent shall not be unreasonably withheld, as an officer or member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses or charitable, educational or civic organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing Employee's personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of Employee's duties and responsibilities hereunder.

(c)                The Company hereby agrees to employ Employee and Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on the three year anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 7 below (the “Employment Term”). At the end of the Employment Term this Agreement shall terminate except as otherwise provided herein.

2.                  Place of Employment. Employee's services shall be performed at the Company's offices located at 780 3rd Avenue, 15th Floor, New York 10017 and any other locus where the Company and Employee mutually agree is an acceptable location from which Employee's services may be performed. The parties acknowledge that any location in the Borough of Manhattan, City of New York, is an acceptable location. The parties further acknowledge, however, that Employee may be required to travel extensively in connection with the performance of his duties hereunder which travel may be for extended periods of time.

3.                  Base Salary. For all services to be rendered by Employee pursuant to this Agreement, the Company agrees to pay Employee during the term of this Agreement an annual base salary, less applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions (the "Base Salary") at an annual rate of three hundred thousand dollars ($300,000). The Compensation Committee shall review the Base Salary on an annual basis and may increase the Base Salary in its sole discretion. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

4.                  Bonuses and Incentive Compensation. On an annual basis, or such other period to be determined by the Compensation Committee, Employee shall be entitled to be considered for a bonus. The size of such periodic bonus and the criterion for receipt of such periodic bonus shall be determined by the Compensation Committee. To the extent that the Company is required pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act to develop and implement a policy (the "Policy") providing for the recovery from the Employee of any payment of incentive-based compensation paid to the Employee that was based upon erroneous data contained in an accounting statement, this Agreement shall be deemed amended and the Policy incorporated herein by reference as of the date that the Company takes all necessary corporate action to adopt the Policy, without requiring any further action of the Company or the Employee; provided, that, any such Policy shall only be binding on the Employee if the same Policy applies to any other Company employees.

5.                  Expenses. Employee shall be entitled to reimbursement for all reasonable and appropriate travel, entertainment, and other expenses incurred by Employee while employed (in accordance with the policies and procedures established by the Company for its employees) in the performance of his duties and responsibilities under this Agreement; provided, that, Employee properly accounts for such expenses in accordance with Company policies and procedures. The Employee shall be responsible for any unreasonable or inappropriate expenses incurred in violation of Company policies and procedures.

6.                  Other Benefits. Employee shall be eligible to participate in all benefit programs that are generally available to the Company's employees, including vacation, Company-subsidized medical, dental, and vision insurance coverage and, at your election, life insurance and/or long-term disability coverage which current benefits are described more fully in the Ambrose Orientation Guide.

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7.                  Termination of Employment.

(a)                General. The Employee's employment hereunder shall terminate upon the earliest to occur of: (i) Employee's death, (ii) a termination by reason of Employee's Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Employee with or without Good Reason. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code, (the "Code")) upon a termination of employment shall be delayed until such time as Employee has also undergone a "separation from service" as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee's termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 7 as if Employee had undergone such termination of employment (under the same circumstances) on the date of Employee's ultimate "separation from service."

(b)               Death. If Employee dies while this Agreement is in effect, this Agreement and the Employee's employment with the Company shall automatically terminate and the Company shall have no further obligations to the Employee or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Employee's heirs, administrators or executors (i) any earned but unpaid Base Salary up to and through the date of termination, (ii) any and all reasonable expenses paid or incurred by the Employee in connection with and related to the performance of his duties and responsibilities for the Company up to and through the date of termination, and (iii) any benefits provided under the Company's employee benefit plans pursuant to, and in accordance with, the terms of such plans through the date of termination (collectively, the "Accrued Obligations"). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(c)                Disability. In the event that while this Agreement is in effect the Company determines that the Employee is unable to perform his essential duties and responsibilities hereunder to the full extent required by the Company by reason of a Disability (as defined below), this Agreement and the Employee's employment with the Company shall terminate immediately upon notice to the Employee, and the Company shall have no further obligations or liability to the Employee or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by the Employee, with or without reasonable accommodation, of his essential duties and responsibilities hereunder for ninety (90) consecutive days, or an aggregate of one-hundred and eighty (180) days during any twelve consecutive months, as determined consistent with applicable law. It is expressly acknowledged and agreed that the decision as to whether and as of what date Employee has a Disability shall be determined by the Company.

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(d)               By the Company for Cause.

(1)               The Company may at any time terminate this Agreement and the Employee's employment hereunder for Cause. Such termination shall be effective immediately upon notice to the Employee.

"Cause" as used in this Agreement shall mean: (a) the willful and continued failure of the Employee to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Employee's death or Disability) after a written demand by the CEO for substantial performance is delivered to the Employee by the Company, which specifically identifies the manner in which the CEO believes that the Employee has not substantially performed his duties and responsibilities and explicitly states that termination for “Cause” under Section 7(d) of this Agreement, which willful and continued failure is not cured by the Employee within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony, (c) a breach of Section 8 of this Agreement, (d) a breach of the Non-Disclosure and Non-Solicitation Agreement of even date herewith; or (e) a good faith finding by the CEO that Employee has engaged in fraud, intentional dishonesty, or gross negligence.

(2)               Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Employee or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Employee the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(3)               It is expressly acknowledged and agreed that the decision as to whether Cause" exists for termination of the employment relationship by the Company is delegated to the CEO for determination.

(e)                By the Employee for Good Reason.

(1)               Subject to the conditions set forth in Section 7(e)(2) below, the Employee may terminate this Agreement and the Employee's employment with the Company for Good Reason. "Good Reason" as used in this Agreement shall mean the occurrence of any of the following events: (a) the assignment, without the Employee's consent, to the Employee of duties that result in a substantial diminution of the duties that he assumed on the Effective Date; (b) the assignment, without the Employee's consent, to the Employee of a title that is subordinate to the title set forth in Section 1 above; (c) a material reduction in Employee's Base Salary; (d) the Company's requirement that Employee regularly report to work in a location that is more than fifty miles from the Company's then office in the Borough of Manhattan, City of New York without the Employee's consent, provided that travel even if for extended period of time shall not constitute Good Reason; or (e) a material breach by the Company of this Agreement during the Employment Term.

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(2)               The Employee shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason within thirty (30) days of the initial occurrence of the condition(s) constituting Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Employee of such written notice. The Company shall retain the discretion to terminate the Employee at any time without Cause (or for Cause if in accordance with Section 7(d)) during the Good Reason notice period provided for in this Section 7(e)(2).

(3)               In the event that the Employee terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Employee (or, following his death, to the Employee's heirs, administrators or executors):

(A)             The Accrued Obligations through the date of termination of employment.

(B)              An amount of Base Salary (at the rate of Base Salary in effect immediately prior to the Employee's termination hereunder) equal to twelve (12) months of Base Salary. Except as otherwise provided in this Agreement, the Company shall pay to Employee the amounts provided in this Section 7(e)(3)(B) in substantially equal installments commencing on the Company's next regular payroll date following the date the Release (referenced in Section 7(i) below) becomes irrevocable and enforceable; provided, however, that if the ninety (90) day period referenced in Section 7(i) below begins in one calendar year and ends in the following calendar year, the Company shall pay to Employee the amounts provided in this Section 7(e)(3)(B) in substantially equal installments commencing on the Company's first eligible regular payroll date occurring in the following calendar year. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

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(C)              Subject to Section 7(i) below, COBRA continuation coverage paid in full by the Company, so long as Employee has not become actually covered by the medical plan of a subsequent employer during any such month and is otherwise entitled to COBRA continuation coverage, with such payments for up to a maximum of twelve (12) months following the date of termination. After such period, Employee is responsible for paying the full cost for any additional COBRA continuation coverage to which Employee is then entitled. If the Company's payment of the COBRA premiums on the Employee's behalf would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the "Act") or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(f)                By Employee without Good Reason. The Employee shall be entitled to terminate this Agreement and the Employee's employment with the Company without Good Reason at any time by providing prior written notice to the Company of at least ninety (90) calendar days; provided, however, that the Company shall maintain the discretion to terminate the Employee at any time during the notice period set forth in this Section 7(f). Upon termination by the Employee of this Agreement and the Employee's employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Employee or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Employee the Accrued Obligations through the date the Employee is terminated. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(g)               By the Company without Cause. The Company shall be entitled to terminate this Agreement and the Employee's employment with the Company at any time without Cause upon written notice to the Employee. Upon termination by the Company of this Agreement and the Employee's employment with the Company without Cause in accordance with the Company’s notice of termination, the Company shall pay or provide to the Employee at the time the Company has in fact terminated the Employee (or, following his death, to the Employee's heirs, administrators or executors) the amounts and benefits due upon a resignation for Good Reason, as further described in Section 7(e)(3). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. If the Employee leaves prior to the date of termination set forth in the notice the Company shall have no obligation to pay the Employee any amounts or benefits as set forth in this Section 7(g) and such termination shall be treated as a termination by Employee without Good Reason pursuant to Section 7(f).

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(h)               Release of Claims. It is agreed that an express condition of the payment or provision by the Company of any severance amount or post-termination benefit called for under Section 7(e)(3) and Section 7(g) of this Agreement (other than the payment of any Accrued Obligations) shall be subject to the Company's concurrent receipt of a general release of all claims against the Company and its affiliates by Employee in the form reasonably acceptable to the Company and Employee, and such release must be effective and irrevocable prior to the ninetieth (90th) day following the termination of the Employee's employment (the "Release").

(i)                 Additional Section 409A Provisions. Notwithstanding any provision in this Agreement to the contrary:

(1)               Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee's employment that constitutes non-qualified deferred compensation subject to Section 409A of the Code shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the "Delay Period"). On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(2)               Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(3)               To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

8.                  Covenant Not to Compete.

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(a)                The Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that the Employee agree, and accordingly, the Employee does hereby agree, that, he shall not, directly or indirectly, at any time during the "Restricted Period" within the "Restricted Area" engage in any "Restricted Business Activity" (as those terms are defined in Sections 8(b), (c) and (d) below).

(b)               The term "Restricted Business Activity" as used in this Section 8, means that the Employee shall not, directly or indirectly:

(1)               provide services, either on his own behalf or as an officer, director, partner, consultant, associate, employee, owner, agent, independent contractor, or co-venturer of any third party, (i) the primary value of which is monetizing patent portfolios or (ii) to any company primarily engaged in the business of monetizing patent portfolios. For the avoidance of doubt, engaging in the licensing of patents to or from third parties for the purpose of development and sale of products and services incorporating such patents by the licensee is not a competing activity; or

(2)               solicit any material commercial relationships of the Company, other than in the furtherance of the business of the Company during the Employee’s employment with the Company;

provided, however, that Restricted Business Activity shall not be construed to prevent the Employee from (i) owning, directly or indirectly, in the aggregate, an amount not exceeding two percent (2%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market; (ii) providing services to any division, department or branch of another company that does not itself engage in whole or in part in the business of innovation, development and monetization of mobile technologies and intellectual property; or (iii) soliciting any material commercial relationships of the Company for the purpose of selling products or providing services that are not the same or substantially similar to the products or services sold by the Company during the Employee’s employment with the Company.

(c)                The term "Restricted Period," as used in this Section 8, shall mean during the period of time the Employee is employed with the Company plus one (1) year after the date the Employee is actually no longer employed by the Company.

(d)               The term "Restricted Area" as used in this Section 8 shall mean worldwide.

(e)                If any of the restrictions contained in this Section 8 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

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(f)                The provisions of this Section 8 shall survive the termination of the Employee's employment hereunder and until the end of the Restricted Period.

9.                  Miscellaneous.

(a)                The Employee acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Employee of this Agreement. Accordingly, the Employee agrees that any breach or threatened breach by him of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)               The Employee may not assign or delegate any of his rights or duties under this Agreement without the express written consent of the Company. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this subsection (b) or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

(c)                This Agreement and any other agreement referenced herein, constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Employee's employment by the Company, and supersedes all prior understandings and agreements, whether oral or written, between the Employee and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

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(d)               Employee acknowledges that he has had the opportunity to be represented by separate independent counsel in the negotiation of this Agreement, has consulted with his attorney of choice, or voluntarily chose not to do so, concerning the execution and meaning of this Agreement, and has read this Agreement and fully understands the terms hereof, and is executing the same of his own free will. Employee warrants and represents that he has had sufficient time to consider whether to enter into this Agreement and that he is relying solely on his own judgment and the advice of his own counsel, if any, in deciding to execute this Agreement.

(e)                This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(f)                If this Agreement is terminated for any reason, Section 8 shall survive termination of this Agreement.

(g)               [Intentionally Blank]

(h)               The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)                 All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. FedEx) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(j)                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the County and State of New York.

(k)               This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(l)                 The Employee represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Employee is a party.

(m)             Each Party will pay its own costs and expenses related to the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank]

[Signature Page Follows]

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[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the Employee and the Company have caused this Employment Agreement to be executed as of the date first above written.

/s/ David L. Cohen
DAVID L. COHEN

VRINGO, INC.

By:	/s/ Andrew D. Perlman
Name: Andrew D. Perlman Title: Chief Executive Officer

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